NEWS   FROM Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  October 23, 2008
CONTACT:  Celesta M. Miracle - (304) 842-3597 ~ http://www.petd.com

Petroleum Development Corporation Announces
Gysle R. Shellum as New Chief Financial Officer

Bridgeport, West Virginia:  Petroleum Development Corporation (NASDAQ/GSM:PETD) (PDC) announced today that effective November 11, 2008, Gysle R. Shellum will join Petroleum Development Corporation (PDC) as Chief Financial Officer.  Prior to joining PDC, Mr. Shellum was employed by CrossTex Energy, LP, a $1 billion public market cap energy company with upstream and downstream assets, as its Vice President, Finance and Special Projects.  Mr. Shellum, a CPA, is a graduate of the University of Texas with a BBA in Accounting, and has over 25 years of energy related experience within the accounting, finance, risk management and merger and acquisition areas.

At CrossTex Energy, LP, Mr. Shellum was responsible for the daily operations of the finance, treasury, and financial planning activity.  He also managed lender and equity stakeholder relationships.  He has previously served as Director of Value Capital, LLC, Chief Financial and Operating Officer at Financial Trade Solutions, Partner and Chief Financial Officer at Duer Wagner & Co., and as American International Petroleum Corporation’s Chief Financial Officer. Mr. Shellum began his career as a practicing CPA in Arthur Anderson’s energy group.

Richard W. McCullough, PDC’s President and Chief Executive Officer stated, “We are very excited to have Mr. Shellum as part of the PDC team.  He brings a strong background as a top finance executive and corporate officer with a record of accomplishments in corporate accounting, SEC reporting, strategic planning, capital markets, and asset management.  Mr. Shellum is a great addition to the continuing success at PDC.”

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the exploration, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Michigan Basins. PDC is included in the S&P SmallCap 600 and the Russell 3000 Indexes of Companies.

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120 Genesis Boulevard • Bridgeport, West Virginia 26330 • (304) 842-3597